SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     September 9, 2003

Chart Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11442 (Commission File Number)	34-1712937 (I.R.S. Employer Identification No.)

5885 Landerbrook Drive, Suite 205, Cleveland, Ohio (Address of principal executive offices)	44124 (Zip Code)

Registrant’s telephone number, including area code:     (440) 753-1490

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events and Required FD Disclosure.

On September 4, 2003, Judge Jerry W. Venters of the United States Bankruptcy Court for the District of Delaware entered an order confirming the Amended Joint Prepackaged Plan of Reorganization of Chart Industries, Inc. (“Chart”) and Certain Subsidiaries, dated September 3, 2003 (the “Plan”).

The Plan will not be effective until the date that certain conditions are satisfied or waived in accordance with the Plan (the “Consummation Date”), which is expected to occur the week of September 15, 2003. On the Consummation Date, old Chart common stock will be deemed cancelled and extinguished. After the Consummation Date, Chart’s existing shareholders initially will own their pro rata share of 5% of the equity of reorganized Chart, with an opportunity to acquire up to an additional 5% of equity under certain conditions through the exercise of warrants.

At the close of business on September 9, 2003 (the “Distribution Record Date”), the transfer ledgers for old Chart common stock will be closed, and after that time there shall be no further changes in the record holders of such securities. Chart and its exchange agent will have no obligation to recognize any transfer of any such securities occurring after the close of business on the Distribution Record Date and will be entitled instead to recognize and deal for all purposes with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

After the Consummation Date, the exchange agent will mail instructions to holders of record of old Chart common stock on the Distribution Record Date describing how to surrender their shares in order to receive new securities under the Plan. Holders of old Chart common stock must surrender their stock certificates in accordance with these written instructions from the exchange agent in order to receive new Chart common stock and warrants to purchase additional shares of new Chart common stock. Distribution of new Chart common stock and new warrants to holders of old Chart common stock will occur as soon as reasonably practicable after the Consummation Date and after these holders have surrendered their stock certificates. Holders of old Chart common stock will have up to one year to surrender their existing Chart stock certificates and receive certificates of new Chart common stock and new warrants. In the event their certificate has been lost, stolen, mutilated or destroyed, any holder of old Chart common stock, in lieu of surrendering its certificate, must deliver to Chart or the exchange agent an affidavit of loss and/or indemnity as may be required by Chart or the exchange agent. Beneficial owners of old Chart common stock whose shares are held in street name through a broker or a nominee should contact their broker or nominee for instructions or with inquiries.

No fractional shares of new Chart common stock will be issued or distributed under the Plan by Chart or the exchange agent. Fractional shares will be rounded up to whole shares starting with the largest fractional share and continuing until all remaining whole shares authorized to be distributed to holders of old Chart common stock under the Plan have been allocated. It is expected that a threshold level will be established whereby any holder of old Chart common stock that does not have a minimum fractional share will not receive a whole share of new Chart common stock and such fractional share will be cancelled. Fractional warrants likewise will not be issued under the Plan, and will be treated in the same manner as fractional shares described above.

The above summary of the manner in which new Chart common stock and new warrants will be distributed to holders of old Chart common stock under the Plan is qualified in its entirety by reference to the Plan, which governs such distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHART INDUSTRIES, INC.

Date: September 9, 2003	By:	/S/ MICHAEL F. BIEHL

Michael F. Biehl Chief Financial Officer and Treasurer